AMENDMENT TO

TECHNOLOGY AND PATENT ASSIGNMENT

BETWEEN

Sung H. Choi (hereinafter referred to as “Assignor”)

AND

Enable IPC Corporation (hereinafter referred to as “Assignee”)

the effective date of which was March 17, 2005.

BOTH PARTIES HEREBY AGREE TO MODIFY THE JOINT DEVELOPMENT AGREEMENT AS FOLLOWS:

1.

EXHIBIT B, “Execution Fee”

Upon execution of this Agreement, Assignee shall pay to Assignor an Execution Fee of two million (2,000,000) shares of common stock of Enable IPC Corporation.  Both Assignor and Assignee recognize that this percentage will be diluted as additional shares are issued; there are no anti-dilution rights granted under this Agreement.

Is hereby changed to read as follows:

Upon execution of this Agreement, Assignee shall pay to Assignor an Execution Fee of two million (2,000,000) shares of common stock of Enable IPC Corporation, valued at $10,000.  Both Assignor and Assignee recognize that this percentage will be diluted as additional shares are issued; there are no anti-dilution rights granted under this Agreement.  In addition, Assignee shall pay to Assignor $90,000, payable in either stock or cash.  Assignee and Assignor agree that this amount may be paid at such time as is mutually agreed upon by both Assignor and Assignee.

2.

EXHIBIT B, “Royalties”

Assignee shall pay a royalty, twice each year on March 31st and September 30th, equaling 5% of the net sales of the product(s) resulting from the Technology.  The combined royalty amounts in any single calendar year must be at least equal to the amount shown in the Minimum Annual Royalty Schedule below, or else this 5% royalty on net sales shall not be paid, and instead the amount shown on the Minimum Annual Royalty Schedule shall be paid.

Is hereby changed to read as follows:

Assignee shall pay a royalty, twice each year on the Due Dates, March 31st and September 30th, equaling 7.5% of the net sales of the product(s) resulting from the Technology.

3.

EXHIBIT B, “Minimum Annual Royalty Schedule”

Assignee shall pay a Minimum Annual Royalty to Assignor in accordance with the following schedule:

Due Date	Minimum Royalty Due

31 March 2006

31 March 2007

31 March 2008

31 March 2009

31 March 2010

31 March 2011

And on 31 March of each subsequent year until the expiration of the last of any proprietary rights to the Technology or the time period for prosecution and appeal on the merits for issue of all U.S. Patents on the proprietary rights is exhausted.

$ 10,000 $ 15,000 $ 20,000 $ 45,000 $ 75,000 $ 100,000 $ 100,000

Should Assignee fail to make any payment to Assignor within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made.

Is hereby deleted in its entirety.

4.

EXHIBIT B, “Performance”

Should Assignee fail to make any payment to Assignor within three (3) months of the Due Date shown in the Minimum Annual Royalty Schedule shown above, Assignee hereby agrees to immediately transfer all rights to the Technology to Assignor and cease all activity involving the Technology.

Should Assignee fail to raise at least one million dollars ($1,000,000) for the purpose of development of the Technology by the close of business on December 31, 2005, Assignor shall have the right, at his sole option, to regain the exclusive rights to the Technology, in which case Assignee shall cease all activity involving the Technology.

Is hereby changed to read as follows:

Should Assignee fail to make any payment to Assignor within three (3) months of the Due Dates shown in the paragraph above under “Royalties”, Assignee hereby agrees to immediately transfer all rights to the Technology to Assignor and cease all activity involving the Technology.

Amended this 27th day of March 2008:

FOR SUNG H. CHOI:		FOR ENABLE IPC:

SIGNATURE:	/s/ Sung H. Choi	SIGNATURE:	/s/ David A. Walker
BY:	Sung H. Choi	BY:	David A. Walker
		TITLE:	CEO